Exhibit 16.1

Deloitte.

April 8, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Deloitte & Touche LLP
Certified Public Accountants
600 Brickell Ave
Suite 3700
Miami, FL 33131 USA
Tel: +1 305 358 4141
Fax: +1 305 372 3160
Dear Sirs/Madams:

We have read Item 4.01 of Douglas Elliman Inc.'s Form 8-K dated April 10, 2026, and have the following comments:
1.We agree with the statements made in the Dismissal of Current Independent Registered Certified Public Accounting Firm section within the Company’s Form 8-K dated April 10, 2026.
2.We have no basis on which to agree or disagree with the statements made in the Engagement of New Independent Registered Certified Public Accounting Firm section within the Company’s Form 8-K dated April 10, 2026.

Yours truly,

/s/ Deloitte & Touche LLP